Exhibit 99.1

LABORATORY SERVICES MSO, LLC

AND AFFILIATES

COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

LABORATORY SERVICES MSO, LLC AND AFFILIATES

INDEX TO COMBINED FINANCIAL STATEMENTS

December 31, 2022 and 2021

INDEPENDENT AUDITORS’ REPORT

To the Members of
Laboratory Services MSO, LLC and Affiliates

Opinion

We have audited the combined financial statements of Laboratory Services MSO, LLC and Affiliates, which comprise the combined balance sheets as of December 31, 2022 and 2021, and the related combined statements of income, changes in member’s equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the combined financial position of Laboratory Services MSO, LLC and Affiliates as of December 31, 2022 and 2021, and the combined results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the combined financial statements, the Company changed its method of accounting for leases on January 1, 2022 due to the adoption of Accounting Standards Codification, Leases (ASC 842).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Laboratory Services MSO, LLC and Affiliates and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Laboratory Services MSO, LLC and Affiliates’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control of Laboratory Services MSO, LLC and Affiliates. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Laboratory Services MSO, LLC and Affiliates’ ability of to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

New York, NY

April 26, 2023

LABORATORY SERVICES MSO, LLC AND AFFILIATES

COMBINED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash	$439,778	$607,982
Accounts receivable	4,088,069	3,086,966
Other current assets	86,277	-
Total Current Assets	4,614,124	3,694,948

NON-CURRENT ASSETS:
Operating lease right-of-use assets, net	1,758,063	-
Finance lease right-of-use assets, net	291,419	-
Property and equipment, net	14,667	18,667
Total Non-current Assets	2,064,149	18,667

Total Assets	$6,678,273	$3,713,615

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$573,395	$184,139
Accrued payroll liability	38,589	42,077
Operating lease obligation	229,874	-
Finance lease obligation	112,457	-
Total Current Liabilities	954,315	226,216

NON-CURRENT LIABILITIES:
Operating lease obligation - noncurrent portion	1,680,017	-
Finance lease obligation - noncurrent portion	178,962	-
Total Non-current Liabilities	1,858,979	-

Total Liabilities	2,813,294	226,216

Commitments and Contingencies (Note 8)

MEMBER’S EQUITY	3,864,979	3,487,399

Total Liabilities and Member’s Equity	$6,678,273	$3,713,615

See accompanying notes to the combined financial statements.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

COMBINED STATEMENTS OF INCOME

	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021

REVENUE	$14,689,747	$18,278,430
COST OF REVENUE	6,612,268	5,002,674
GROSS PROFIT	8,077,479	13,275,756

OPERATING EXPENSES:
Selling and marketing expense	1,344,552	480,269
Professional fees	714,662	375,667
Other general and administrative expenses	296,704	281,128
Total Operating Expenses	2,355,918	1,137,064

OPERATING INCOME	5,721,561	12,138,692

OTHER INCOME (EXPENSE)
Forgiveness of Paycheck Protection Program loan	-	95,000
Employee Retention Tax Credit	609,634	-
Other income	11,938	24,330
Total Other Income, net	621,572	119,330

INCOME BEFORE INCOME TAXES	6,343,133	12,258,022
INCOME TAXES	-	-
NET INCOME	$6,343,133	$12,258,022

See accompanying notes to the combined financial statements.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

COMBINED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

For the Years Ended December 31, 2022 and 2021

Balance, January 1, 2021	$165,129
Member contributions	565,000
Member distributions	(9,500,752)
Net income for the year	12,258,022
Balance, December 31, 2021	3,487,399
Member contributions	534,509
Member distributions	(6,500,062)
Net income for the year	6,343,133
Balance, December 31, 2022	$3,864,979

See accompanying notes to the combined financial statements.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31, 2022	December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,343,133	$12,258,022
Adjustments to reconcile net income to net cash provided by operating activities:
Forgiveness of Paycheck Protection Program loan	-	(95,000)
Depreciation	4,000	1,333
Amortization of operating lease right-of-use asset	55,371	-
Amortization of finance lease right-of-use asset	29,544	-
Changes in operating assets and liabilities:
Accounts receivable	(1,001,103)	(3,035,070)
Other current assets	(86,277)	-
Accounts payable	389,256	175,273
Accrued payroll liability	(3,488)	15,910
Operating lease obligation	96,457	-
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,826,893	9,320,468

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(20,000)
NET CASH USED IN INVESTING ACTIVITIES	-	(20,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceed from paycheck protection program loan	-	95,000
Principal payments on finance leases obligation	(29,544)	-
Contributions from member	534,509	565,000
Distributions to member	(6,500,062)	(9,500,752)
NET CASH USED IN FINANCING ACTIVITIES	(5,995,097)	(8,840,752)

NET (DECREASE) INCREASE IN CASH	(168,204)	459,716
CASH - beginning of year	607,982	148,266
CASH - end of year	$439,778	$607,982

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$4,967	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired through finance leases	$320,963	$-

See accompanying notes to the combined financial statements.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Laboratory Services MSO, LLC (“Lab Services MSO”) is a Delaware limited liability company. Lab Services MSO was formed under the laws of the State of Delaware on September 6, 2019. On September 2, 2020, Lab Services MSO formed a wholly owned subsidiary, Laboratory Services, LLC (“Lab Services LLC”), a Wyoming limited liability company. On September 16, 2021, Lab Services MSO formed a wholly owned subsidiary, Laboratory Services DME, LLC (“Lab Services DME”), a Delaware limited liability company. Lab Services MSO, Lab Services LLC, and Lab Services DME are collectively referred to as the “Company.”

Headquartered in Costa Mesa, California, Lab Services MSO provides a broad portfolio of diagnostic tests including drug testing, toxicology, and a broad array of test services, from general bloodwork to anatomic pathology, and urine toxicology. Specific capabilities include STAT blood testing, qualitative drug screening, genetic testing, urinary testing, sexually transmitted disease testing and more. Lab Services MSO has developed a premier reputation for customer service and fast turnaround times in the industry.

The accompanying combined financial statements reflect the activities of Lab Services MSO and each of the following entities:

Name	Background	Ownership
Subsidiaries:
Laboratory Services, LLC	A Wyoming limited liability company	100% owned by Lab Services MSO
(“Lab Services LLC”)	Formed on September 2, 2020 Laboratory testing service provider

Laboratory Services DME, LLC	A Delaware limited liability company	100% owned by Lab Services MSO
(“Lab Services DME”)	Formed on September 16, 2021
Durable medical equipment provider

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s combined financial statements include the accounts of the Company and its affiliates. All significant intercompany accounts and transactions have been eliminated in combination.

Use of Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these estimates and assumptions may have a material impact on the combined financial statements and accompanying notes. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Significant estimates during the years ended December 31, 2022 and 2021 include the assumptions used in assessing impairment of long-term assets, the assumptions and judgements used in estimate of contractual adjustment, and the implicit discount rate for the leases.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments and Fair Value Measurements

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

●	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying combined financial statements, primarily due to their short-term nature.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased and money market accounts to be cash equivalents. The Company had no cash equivalents at December 31, 2022 and 2021.

Risk and Uncertainties

The occurrence of an uncontrollable event such as the COVID-19 pandemic may have negatively impacted the Company’s operations. Our general operations have continued during the COVID-19 pandemic and we have not had significant disruption. However, we are uncertain if the COVID-19 pandemic will impact future operations at our laboratory. Given the dynamic nature of these circumstances, the related financial effect cannot be reasonably estimated at this time.

The Company operates in the healthcare industry which is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse regulations, as well as other applicable government laws and regulations. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

Concentrations of Credit Risk

The Company maintains its cash on deposit with bank and financial institution within the U.S. that at times may exceed the federally-insured limits of $250,000. The Company manages this credit risk by concentrating its cash balances in high quality financial institutions and by periodically evaluating the credit quality of the primary financial institutions holding such deposits. The Company has not experienced any losses in such bank accounts and believes it is not exposed to any risks on its cash in bank accounts. At December 31, 2022 and 2021, the Company’s cash balances in United States bank accounts had approximately $155,000 and $166,000 in excess of the federally-insured limits.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk (continued)

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Service companies in the health care industry typically grant credit without collateral to patients. All of these patients are insured under third-party insurance agreements. The Company believes that the concentration of credit risk with respect to accounts receivable is mitigated by the diversity of third party payers that insure individuals. To reduce risk, the Company routinely assesses the financial strength of these payers and, consequently, believes that its accounts receivable credit risk exposure, with respect to these payers, is limited.

Contractual Adjustment

The Company’s estimate of contractual adjustment is based on significant assumptions and judgments, such as its interpretation of payer reimbursement policies, and bears the risk of change. The estimation process is based on the experience of amounts approved as reimbursable and ultimately settled by payers, versus the corresponding gross amount billed to the respective payers. The contractual adjustment is an estimate that reduces gross revenue based on gross billing rates to amounts expected to be approved and reimbursed. Gross billings are based on a standard fee schedule the Company sets for all third-party payers. The Company adjusts the contractual adjustment estimate monthly, based on its evaluation of current and historical settlement experience with payers, industry reimbursement trends, and other relevant factors which include the monthly and quarterly review of: 1) current gross billings and receivables and reimbursement by payer, 2) current changes in third party arrangements and 3) the growth of out-of-network provider arrangements.

During the years ended December 31, 2022 and 2021, the contractual adjustment percentages, determined using current and historical reimbursement statistics, were approximately 95.0% and 93.3%, respectively, of gross billings.

Accounts Receivable

Accounts receivable are reported at realizable value, net of contractual adjustments, which is estimated and recorded in the period of the related revenue.

The Company’s ability to collect outstanding receivables from third party payers is critical to its operating performance and cash flows. The Company assesses the current state of its billing functions in order to identify any known collection or reimbursement issues. The Company assesses the impact, if any, on the contractual adjustments, which involves Company’s management judgment. It is important to note that the collection of these receivables is not guaranteed from third party payers. The Company believes that the collectability of its receivables is directly linked to the quality of its billing processes, most notably, those related to obtaining the accurate patient information to effectively bill for the services provided. Should circumstances change (e.g. shift in payer mix, decline in economic conditions or deterioration in aging of receivables), our estimates of net realizable value of receivables could be reduced by a material amount.

Billing for laboratory testing services is complicated due to several factors, including, but not limited to, the differences between our standard gross fee schedule for all payers and the reimbursement rates of the various payers we deal with, disparity of coverage and information requirements among the various payers, and disputes with payers as to which party is responsible for reimbursement.

As of December 31, 2022 and 2021, all of the Company’s accounts receivable are from healthcare insurers. Management believes that the accounts receivable is fully collectable. Therefore, no allowance for doubtful accounts is deemed to be required on its accounts receivable at December 31, 2022 and 2021. Bad debt write-offs were minimal during the years ended December 31, 2022 and 2021.

Other Current Assets

As of December 31, 2022, other current assets consist primarily of prepaid insurance premiums of which none were prepaid as of December 31, 2021.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets.

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income or loss in the period of disposition. The Company examines impairment of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charge for the years ended December 31, 2022 and 2021.

Revenue Recognition

The Company recognizes revenue under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised goods or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” goods or service (or bundle of goods or services) if both of the following criteria are met:

●	The customer can benefit from the goods or service either on its own or together with other resources that are readily available to the customer (i.e., the goods or service is capable of being distinct).

●	The entity’s promise to transfer the goods or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the goods or service is distinct within the context of the contract).

If a goods or service is not distinct, the goods or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

The Company derives its revenue from providing diagnostic testing services. Revenue related to its service offerings is recognized at a point in time when services are rendered. For the years ended December 31, 2022 and 2021, all of the Company’s revenue was from healthcare insurers.

Testing revenue is primarily comprised of a high volume of relatively low-dollar transactions. The Company estimates the amount of consideration it expects to receive from healthcare insurers. These estimates of the expected consideration include the impact of contractual allowances and price concessions on healthcare insurers. Contracts with customers in the Company’s laboratory testing services business do not contain a financing component, based on the typically limited period of time between performance of services and collection of consideration. The transaction price includes variable consideration in the form of the contractual allowance and price concessions as well as the collectability of the transaction based on healthcare insurers’ intent and ability to pay. The Company uses the expected value method in estimating the amount of the variability included in the transaction price.

Reimbursements from healthcare insurers, are based on negotiated fee-for-service schedules and on capitated payment rates. Revenues consist of amounts billed net of contractual allowances for differences between amounts billed and the estimated consideration the Company expects to receive from such payers, which considers historical collection and denial experience and the terms of the Company’s contractual arrangements. Adjustments to the allowances, based on actual receipts from healthcare insurers, are recorded upon settlement.

Collection of the consideration the Company expects to receive is normally a function of providing complete and correct billing information to these healthcare insurers within the various filing deadlines, and typically occurs within 30 to 90 days of billing. Provided the Company has billed healthcare insurers accurately with complete information prior to the established filing deadline, there has historically been little to no collection risk. If there has been a delay in billing, the Company determines if the amounts in question will likely go past the filing deadline, and if so, will reserve accordingly for the billing.

Healthcare insurers may decide to deny payment or recoup payments for testing that they contend was improperly billed or not medically necessary, against their coverage determinations, or for which they believe they have otherwise overpaid (including as a result of their own error), and we may be required to refund payments already received. The Company’s revenue may be subject to adjustment as a result of these factors among others, including without limitation, differing interpretations of billing and changes by payers in interpretations, and requirements.

The Company does not offer promotional payments, customer coupons, rebates or other cash redemption offers to its customers.

Cost of Revenue

Cost of revenue includes material and supply costs, personnel costs, and other direct costs (primarily laboratory equipment repairs and maintenance, rent and related costs) associated with the operations of our laboratory.

Selling and Marketing Expense

All costs related to selling and marketing are expensed as incurred. Selling and marketing costs amounted to $1,344,552 and $480,269 for the years ended December 31, 2022 and 2021, respectively.

Advertising Costs

Advertising costs are expensed as incurred and included in the selling and marketing expenses. Advertising costs were $8,676 and $22,870 for the years ended December 31, 2022 and 2021, respectively.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for such contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company was formed as a limited liability company. Taxable income or losses are reported on the tax return of the Company’s member. Therefore, no provision has been made for income taxes in the accompanying combined financial statements. The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, the benefit for tax positions taken can only be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2022 and 2021, the Company had no significant uncertain tax positions which would require either recognition of a liability or disclosure in the financial statements. The Company recognizes interest and penalties related to significant uncertain income tax positions in income tax expense. However, no such interest and penalties were recorded as of December 31, 2022 and 2021.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

Recent Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (“Topic 326”). The ASU introduces a new accounting model, the Current Expected Credit Losses model (“CECL”), which requires earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses at the time the financial asset is originated or acquired. ASU 2016-13 is effective for annual period beginning after December 15, 2022, including interim reporting periods within those annual reporting periods. The Company is currently assessing the impact of the adoption of this standard on its results of operations, financial position and cash flows.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the combined financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its combined financial condition, results of operations, cash flows or disclosures.

NOTE 3 – LEASE

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842): Accounting for Leases. This update requires that lessees recognize right-of-use assets and lease liabilities that are measured at the present value of the future lease payments at lease commencement date. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will largely remain unchanged and shall continue to depend on its classification as a finance or operating lease. The Company adopted the ASU and related amendments on January 1, 2022 and elected certain practical expedients permitted under the transition guidance. The Company elected the optional transition method that allows for a cumulative-effect adjustment in the period of adoption and did not restate prior periods, retained historical lease classification, and not applying hindsight in determining the lease term. The Company also elected the short-term lease exception for all classes of assets, and therefore does not apply the recognition requirements for leases of 12 months or less. The adoption of this ASU did not have a significant impact on the Company’s Combined Statements of Income or Cash Flows.

The Company determines if an arrangement is or contains a lease at contract inception.

The Company leases laboratory space through operating leases and equipment through a limited number of finance leases. Generally, a right-of-use asset, representing the right to use the underlying asset during the lease term, and a lease liability, representing the payment obligation arising from the lease, are recognized on the balance sheet at lease commencement based on the present value of the payment obligation. For operating leases, expense is recognized on a straight-line basis over the lease term. For finance leases, interest expense on the lease liability is recognized using the effective interest method and amortization of the right-of-use asset is recognized on a straight-line basis over the shorter of the estimated useful life of the asset or the lease term. Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company primarily uses incremental borrowing rate in determining the present value of lease payments as the Company’s leases generally do not provide an implicit rate.

The Company’s operating leases include both lease (e.g., fixed payments including rent) and non-lease components (e.g., common area or other maintenance costs). These leases include one or more options to renew, from 1 to 5 years or more. The exercise of lease renewal options is typically at the Company’s sole discretion, therefore, the renewals to extend the lease terms are not included in its right-of-use (“ROU”) assets and lease liabilities as they are not reasonably certain of exercise. The Company regularly evaluates the renewal options and, when they are reasonably certain of exercise, the Company includes the renewal period in its lease term.

Certain of the Company’s lease agreements include rental payments adjusted periodically for inflation or a market rate which are included in the lease liabilities.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 3 – LEASE (continued)

The balance sheet presentation of our operating and finance leases is as follows:

Classification on the Combined Balance Sheets	December 31, 2022	December 31, 2021
Assets:
Operating lease right-of-use assets, net	$1,758,063	$-
Finance lease right-of-use assets, net (1)	291,419	-
Total lease assets	$2,049,482	$-
Liabilities:
Current:
Operating lease obligation	$229,874	$-
Finance lease obligation	112,457	-
Noncurrent:
Operating lease obligation - noncurrent	1,680,017	-
Finance lease obligation - noncurrent	178,962	-
Total lease liabilities	$2,201,310	$-

(1)	Accumulated amortization of finance lease assets was approximately $29,544 as of December 31, 2022.

For the years ended December 31, 2022 and 2021, components of lease cost were as follows:

	For the Years Ended
Lease Cost	December 31, 2022	December 31, 2021
Operating lease cost	$394,896	$350,575
Finance lease cost:
Amortization of leased assets	29,544	-
Interest on lease liabilities	4,967	-
Total lease cost	$429,407	$350,575

The following table summarizes the maturity of lease liabilities as of December 31, 2022:

	Operating	Finance
Maturity of Lease Liabilities, for the year ending December 31,	Leases	Leases	Total
2023	$368,134	$138,041	$506,175
2024	218,475	128,481	346,956
2025	220,709	103,224	323,933
2026	223,011	13,389	236,400
2027	144,000	-	144,000
Thereafter	2,544,000	-	2,544,000
Total lease payments	3,718,329	383,135	4,101,464
Less: amount representing interest	1,808,438	91,716	1,900,154
Present value of lease liabilities	$1,909,891	$291,419	$2,201,310
Current portion	$229,874	$112,457	$342,331
Long-term portion	1,680,017	178,962	1,858,979
Total	$1,909,891	$291,419	$2,201,310

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 3 – LEASE (continued)

The following table summarizes the lease term and discount rate as of December 31, 2022 and 2021:

Lease term and discount rate	December 31, 2022	December 31, 2021
Weighted-average remaining lease term (years):
Operating leases	13.3	-
Finance leases	2.7	-

Weighted-average discount rate:
Operating leases	8%	-
Finance leases	8%	-

Supplemental cash flow information related to leases for the years ended December 31, 2022 and 2021 is as follows:

	Years Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows paid for operating lease	$243,068	$350,575
Right-of-use assets obtained in exchange for lease obligation:	$2,134,397	$-

NOTE 4 – PROPERTY AND EQUIPMENT

At December 31, 2022 and 2021, property and equipment consisted of the following:

	Useful life	December 31, 2022	December 31, 2021
Vehicle	5 Years	$20,000	$20,000
Less: accumulated depreciation		(5,333)	(1,333)
Property and equipment, net		$14,667	$18,667

For the years ended December 31, 2022 and 2021, depreciation expense of property and equipment amounted to $4,000 and $1,333, respectively, and was included in other general and administrative expenses on the accompanying combined statements of income.

NOTE 5 – PAYCHECK PROTECTION PROGRAM LOAN AND EMPLOYEE RETENTION TAX CREDIT

In February 2021, the Company received loan proceeds under the Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) as administered by the U.S. Small Business Administration (the “SBA”) in the principal amount of $95,000 (the “PPP Loan”).

In November 2021, the Company received forgiveness approval. For the year ended December 31, 2021, we recognized the forgiveness of the $95,000 loan as other income on the accompanying combined statements of income.

Under the provisions of the CARES Act, the Company is eligible for a refundable employee retention tax credit subject to certain criteria. The Company recognized $609,634 employee retention tax credit as other income during the year ended December 31, 2022.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 6 – RELATED PARTY TRANSACTIONS

Related Party Operating lease

The Company leases laboratory operating space in California from its owner. The term of the related party lease agreement is 23 years commencing on October 1, 2022 and will expire on September 1, 2045. Pursuant to the related party lease, the monthly rent is $12,000.

For the year ended December 31, 2022, rent expense related to the related party lease amounted to $36,000, which has been included in cost of revenue on the accompanying combined statements of income.

NOTE 7 - CONCENTRATIONS

Customers

No customer accounted for 10% or more of the Company’s revenue for the years ended December 31, 2022 and 2021.

Two healthcare insurers, whose outstanding accounts receivable accounted for 10% or more of the Company’s total outstanding accounts receivable at December 31, 2022, accounted for 55.2% of the Company’s total outstanding accounts receivable at December 31, 2022.

Two healthcare insurers, whose outstanding accounts receivable accounted for 10% or more of the Company’s total outstanding accounts receivable at December 31, 2021, accounted for 63.2% of the Company’s total outstanding accounts receivable at December 31, 2021.

Suppliers

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s purchase for the years ended December 31, 2022 and 2021.

	Years Ended December 31,
Supplier	2022	2021
A	15.3%	84.5%

One supplier, whose outstanding accounts payable accounted for 10% or more of the Company’s total outstanding accounts payable at December 31, 2022, accounted for 15.0% of the Company’s total outstanding accounts payable at December 31, 2022.

Six suppliers, whose outstanding accounts payable accounted for 10% or more of the Company’s total outstanding accounts payable at December 31, 2021, accounted for 78.6% of the Company’s total outstanding accounts payable at December 31, 2021.

NOTE 8 – COMMITMENTS AND CONTINCENGIES

From time to time, the Company is subject to ordinary routine litigation incidental to its normal business operations. The Company is not currently a party to any material legal proceedings, except as set forth below:

On June 22, 2021, a previous employee (plaintiff) filed a lawsuit alleging wage and hour claims on an individual and representative basis for other similarly situated employees against the Company. The lawsuit is a purported class action complaint against the Company, alleging claims for the following: (1) failure to provide meal breaks; (2) failure to provide rest periods; (3) failure to provide and maintain accurate itemized wage statements; (4) failure to pay for necessary expenses; (5) failure to pay all wages upon termination and (5) unlawful business practices under Bus. & Prof. Code section 17200. The complaint seeks compensatory damages, including lost wages, expenses, and statutory penalties, together with interest on these amounts, and attorney’s fees.

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 8 – COMMITMENTS AND CONTINCENGIES (continued)

Integritox Laboratories, LLC (“Integritox”), which is an entity owned by the member of the Company, was sued on November 28, 2022, and an amended complaint was filed on January 17, 2023, that also named Laboratory Services, LLC. Integritox and Laboratory Services MSO, LLC, through SFLLP, filed an Answer to the FAC. Plaintiff is suing to recover fees of $800,000 for testing that Integritox allegedly outsourced according to an agreement that consisted of a signed rate sheet and acceptance through subsequent conduct. Plaintiff applied for a Right to Attach Order for $775,000, but the order was denied on evidentiary grounds. Plaintiff’s counsel has stated that another application will be filed but has not done so. Laboratory Services MSO, LLC contests Plaintiff’s claim that it is liable for the debts of Integritox and will defend itself accordingly.

There can be no assurance that the Company will be successful in any of these litigations. Even if the Company is not successful, management does not believe that there will be a significant adverse monetary impact on the Company. The Company believes that any liability that may ultimately result from the resolution of these matters will not, individually or in the aggregate, have a material adverse effect on its financial position or results of operations. Any costs that management estimates will be paid as a result of these claims are accrued when the liability is considered probable and the amount can be reasonably estimated. As of December 31, 2022, the Company did not accrue any litigation settlement. The Company’s management determine the likelihood of payment for litigation settlement is remote.

Operating Leases Commitment

The Company is a party to leases for laboratory operations. These lease agreements will expire through September 2045. Rent expense under all operating leases amounted to approximately $395,000 and $351,000 for the years ended December 31, 2022 and 2021, respectively.

Amended and Restated Membership Interest Purchase Agreement

On November 7, 2022, Avalon Laboratory Services, Inc. (the “Buyer”), a wholly-owned subsidiary of Avalon GloboCare Corp. (“Avalon”), entered into a Membership Interest Purchase Agreement (the “MIPA”), by and among SCBC Holdings LLC (the “Seller”), the Zoe Family Trust, and Bryan Cox and Sarah Cox as individuals (each an “Owner” and collectively, the “Owners”), and Laboratory Services MSO, LLC, pursuant to which, subject to the terms and conditions set forth in the MIPA, the Buyer agreed to acquire from the Seller, sixty percent (60%) of all the issued and outstanding equity interests of the Lab Services MSO (the “Purchased Interests”), free and clear of all liens (the “Transaction”). The consideration to be paid for the Purchased Interests under the MIPA consisted of up to thirty-one million dollars ($31,000,000), of which (i) five million dollars ($5,000,000) was paid as a refundable prepayment at signing, (ii) ten million dollars ($10,000,000) to be paid in cash at the closing, (iii) fifteen million dollars ($15,000,000) to be paid pursuant to the issuance of 15,000 shares of Avalon’s newly designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), stated value $1,000 (the “Series B Stated Value”), which Series B Preferred Stock will be convertible into shares of Avalon’s common stock at a conversion price per share equal to $5.75 or an aggregate of 2,608,696 shares of Avalon’s common stock, which are subject to the Lock Up Period and the restrictions on sale, and (iv) one million dollars ($1,000,000) to be paid on the first anniversary of the closing date (the “Anniversary Payment”). The Seller is also eligible to receive certain earnout payments upon achievement of certain operating results, which may be comprised of up to ten million dollars ($10,000,000) of which (x) five million dollars ($5,000,000) to be paid in cash and (y) five million dollars ($5,000,000) to be paid pursuant to the issuance of the number of shares of Avalon common stock valued at five million dollars ($5,000,000), calculated using the closing price of Avalon’s common stock on December 31, 2023 (collectively, the “Earnout Payments”).

On February 9, 2023 (the “Closing Date”), the Company entered into and closed an Amended and Restated Membership Interest Purchase Agreement (the “Amended MIPA”), by and among Avalon Laboratory Services, Inc., a wholly-owned subsidiary of Avalon (the “Buyer”), SCBC Holdings LLC (the “Seller”), the Zoe Family Trust, Bryan Cox and Sarah Cox as individuals (each an “Owner” and collectively, the “Owners”), and Laboratory Services MSO, LLC. The Amended MIPA amends and restates, in its entirety, that certain Membership Interest Purchase Agreement, dated November 7, 2022 (the “Original MIPA”).

LABORATORY SERVICES MSO, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 8 – COMMITMENTS AND CONTINCENGIES (continued)

Amended and Restated Membership Interest Purchase Agreement (continued)

Pursuant to the terms and conditions set forth in the Amended MIPA, Buyer acquired from the Seller, forty percent (40%) of all the issued and outstanding equity interests of Lab Services MSO (the “Purchased Interests”), free and clear of all liens (the “Transaction”). The consideration paid by Buyer to Seller for the Purchased Interests consisted of $21,000,000, which comprised of (i) $9,000,000 in cash, (ii) $11,000,000 pursuant to the issuance of 11,000 shares of Avalon’s newly designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), stated value $1,000 (the “Series B Stated Value”), and (iii) a $1,000,000 cash payment on February 9, 2024 (the “Anniversary Payment”). The Series B Preferred Stock will be convertible into shares of Avalon’s common stock at a conversion price per share equal to $3.78 or an aggregate of 2,910,053 shares of Avalon’s common stock and are subject to the Lock Up Period and the restrictions on sale. The Seller is also eligible, under the terms set forth in the Amended MIPA, to receive certain earnout payments upon achievement of certain operating results, which may be comprised of up to $10,000,000 of which (x) up to $5,000,000 will be paid in cash and (y) up to $5,000,000 will be paid pursuant to the issuance of the number of shares of Avalon common stock valued at $5,000,000, calculated using the closing price of Avalon’s common stock on December 31, 2023, rounded down to the nearest whole share (collectively, the “Earnout Payments”).

The Amended MIPA contains customary representations and warranties and covenants. The Anniversary Payment and the Earnout Payments will be available to compensate the Buyer for certain losses it may incur pursuant the indemnification provisions set forth in the Amended MIPA.

In addition, at any time during the period beginning on the Closing Date and ending on the date nine (9) months after the Closing Date, the Buyer, or its designated affiliates under the Amended MIPA, may purchase from the Seller twenty percent (20%) of the total issued and outstanding equity interests of Lab Services MSO for the purchase price of (i) $6,000,000 in cash and (ii) the issuance of an additional 4,000 shares of Series B Preferred Stock valued at $4,000,000, in accordance with the terms and conditions set forth in the Amended MIPA.

NOTE 9 – SUBSEQUENT EVENTS

The combined financial statements and related disclosures include an evaluation of events up through and including April 26, 2023, which is the date the financial statements are available to be issued.

Second Amended and Restated Limited Liability Company Agreement

The Company entered into a Second Amended and Restated Limited Liability Company Agreement, dated February 9, 2023 (the “Amended Operating Agreement”), with Avalon. The terms of the Amended Operating Agreement, include, but are not limited to: (i) establishing Lab Services MSO as a multi-member entity as of February 9, 2023; (ii) reaffirming the Buyer’s right to purchase an additional twenty percent (20%) of the issued and outstanding units of Lab Services MSO, as described above; (iii) allocating the profits and losses of Lab Services MSO among the parties to the agreement; and (iv) providing for the management rights of the members.